CODE OF ETHICS PRESIDIO FUNDS & KCO INVESTMENTS, INC. I. Statement of General Principles

     This Code of Ethics has been adopted by Presidio Funds (the "Trust") and KCO Investments, Inc., the investment adviser (the "Adviser") to the Presidio Fund, a series of the Trust, for the purpose of instructing all employees, officers, directors, trustees, and other access persons of the Trust and/or the Adviser in their ethical obligations and to provide rules for their personal securities transactions. All such employees, officers, directors, trustees, and other access persons owe a fiduciary duty to the Trust and its shareholders. Employees, officers, directors, trustees, and other access persons of the adviser owe fiduciary duty to all clients of the Adviser, including the Trust and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

The duty at all times to place your fiduciary obligations ahead of your own interests;

The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and

The fundamental standard that such employees, officers, directors, trustees and other access persons should not take inappropriate advantage of their positions, or of their relationship with the Trust, its shareholders, or the Adviser’s other clients.

     It is imperative that the personal trading activities of the employees, officers, directors, trustees, and other access persons of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with the Securities & Exchange Commission's Rule 17j-1 and Rule 204 A-1. Under these rules, no Employee and Access Person may:

Employ any device, scheme or artifice to defraud the Trust or any of its shareholders;

Make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or

Engage in any manipulative practice with respect to the Trust or any of its shareholders.

     Employees and access persons shall comply at all times with all applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities & Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities & Exchange Commission or the Department of the Treasury. Employees and access persons shall at all times maintain the confidentiality of client identities, security holdings, financial circumstances and other confidential information. Employees and access persons shall report any violations of this Code of Ethics promptly to the Compliance Officer.

II. Definitions

     Employees and Access Persons: the employees, officers, directors, and trustees of the Trust and/or the Adviser; and any supervised persons of the Adviser (as defined in the Advisers Act) who have access to nonpublic information about any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund, or who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic. The Adviser’s Compliance Officer will maintain a current list of all Employees and Access Persons.

     Beneficial Interest: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

Compliance Officer: Kevin O’Boyle

     Disinterested Trustees: trustees whose affiliation with the Trust is solely by reason of being a trustee of the Trust.

     Employee and Access Person Account: each account in which an Employee and Access Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's or Access Person’s family members include the spouse, minor children, any person living in the home of the Employee and Access Person and any relative of the Employee and Access Person (including in-laws) to whose support an Employee and Access Person directly or indirectly contributes.

     Exempt Transactions: transactions which are 1) effected in an amount or in a manner over-which the Employee and Access Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, and 6) closing transactions no more than five business days prior to the expiration of a related put or call option.

     Funds: Presidio Fund a series of the Trust; any other investment company for which the Adviser acts as adviser; and any other registered investment company whose adviser or underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

     Related Security: Securities issued by the same issuer or issuer under common control; or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

     Security: Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) high quality debt instruments, including repurchase agreements, and 6) shares of unaffiliated registered open-end investment companies (other than exchange traded funds).

     Securities Transaction: The purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee and Access Person Account.

III. Personal Investment Guidelines

Personal Accounts:

     The Personal Investment Guidelines do not apply to Exempt Transactions. Employees and Access Persons must remember that regardless of the transaction's status as exempt or not exempt, the Employee's or Access Person’s fiduciary obligations remain unchanged.

     While trustees of the Trust are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if the trustee knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the trustee's transaction that the same Security or a Related Security was or was to be purchased or sold for the Fund or that such purchase or sale for the Fund was being considered, in which case such Sections apply only to such transaction.

     Employees and Access Persons may not execute a Securities Transaction for a Security on a day during which a purchase or sell order in that same Security or a Related Security is pending for the Fund. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Employee and Access Person must disgorge to the Fund the value received by the Employee and Access Person due to any favorable price differential received by the Employee and Access Person.

     An Employee and Access Person may not execute a Securities Transaction for a Security with less than $5 billion of market capitalization within three (3) calendar days before a transaction in the same Security or a Related Security has been executed on behalf of the Fund. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or, if not possible or practical, the Employee and Access Person must disgorge to the Fund the value received by the Employee and Access Person due to any favorable price differential received by the Employee and Access Person.

Other Restrictions

     In connection with a private placement acquisition the Employee and Access Person must pre-clear the acquisition with the Compliance Officer. The Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for the Fund, and whether the opportunity is being offered to the Employee and Access Person by virtue of the Employee's or Access Person’s position with the Trust or the Adviser. If authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees and Access Persons who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee and Access Person takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of the Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.

     Employees and Access Persons are prohibited from acquiring any Securities in an initial public offering without pre-clearance by the Compliance Officer.

     Employees and Access Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds' shareholders.

     No Employee and Access Person may accept from a customer or vendor an amount in excess of $200 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV. Compliance Procedures

Employee and Access Person Disclosure:

     All Employees and Access Persons will receive a copy of this Code of Ethics and any amendment.

     Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee and Access Person must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information as of a date no more than 45 days prior to the date the person became an Employee and Access Person: a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee and Access Person has a Beneficial Interest when the person became an Employee and Access Person, b) the name of any broker/dealer or bank with whom the Employee and Access Person maintained an account when the person became an Employee and Access Person, and c) the date the report is submitted.

     On the day an Employee and Access Person purchases a security with a market capitalization of less than $5 billion, said party must inform the Compliance Officer in writing, unless said party is the Compliance Officer. The Compliance Officer will then inform the Fund Trader in writing of all Employee and Access Person trades. If the Employee and Access Person making the trade is the Compliance Officer, then he or she will inform the Fund’s Trader of his or her personal trades in writing.

     Annually, each Employee and Access Person must certify that he or she has read and understands this Code and any amendment, and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee and Access Person shall annually provide the following information (as of a date no more than 45 days before the report is submitted): a) the title, type of security, CUSIP or ticker symbol, number of shares and principal amount of each Security in which the Employee and Access Person had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee and Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Employee and Access Person, and 3) the date the report is submitted.

Compliance

     Each day, the Fund Trader will notify the Fund Manager which securities with a market capitalization of less than $5 billion have been purchased by an Employee and Access Person within the previous three calendar days.

     All Employees and Access Persons must provide copies of all broker confirmations and periodic account statements to the Compliance Officer. Each Employee and Access Person must report, no later than 45 days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Trust or the Adviser, all non-exempt transactions in which the Employee and Access Person acquired any direct or indirect Beneficial

Interest in a Security, excluding transactions effected pursuant to an Automatic Investment Plan, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The Securities Transaction Report shall also identify any security account established by the Employee and Access Person during the quarter with a broker, dealer or bank.

     The Compliance Officer will, on a quarterly basis, check the trading confirmations provided by brokers to verify that the Employee and Access Person has not violated the Code. The Employees’ and Access Persons’ annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.

     If an Employee and Access Person violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee and Access Person, or suspension or termination of the Employee's or Access Person’s relationship with the Trust and or the Adviser.

     The management personnel of the Trust and the Adviser will prepare an annual report to the Trust's board of trustees that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices or legal developments.

Adopted by the Trust on April 22, 2005 Amended by the Trust on April 9, 2007 Amended by the Trust on February 24, 2009